
YUKON
N. W. T.
U. S. A.
ALBERTA
Fort St. John
Prince Rupert
Prince George
Williams Lake
Zubiak Property
Kamloops
Vernon
Kelowna
Penticton
Cranbrook
Campbell River
Vancouver
Victoria
U. S. A.
0 100 200 300 400 500
kilometres

DISCOVERY Consultants

Phyllis Byrne

Zubiak Property

Location Map

Date: July 18. 2007	Project: 805	Scale: 1:10000000	N.T.S.: BC	Mining Div: Clinton MD	Figure: 1